Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Aida Orphan	Media Contact:	Elizabeth Owen
	Levi Strauss & Co.		Levi Strauss & Co.
	(415) 501-6194		(415) 501-7777
	Investor-relations@levi.com		newsmediarequests@levi.com

LEVI STRAUSS & CO. REPORTS SECOND-QUARTER 2022 FINANCIAL RESULTS
REPORTED NET REVENUES OF $1.5B INCREASES 15%, UP 20% IN CONSTANT CURRENCY VS. Q2 2021
OPERATING INCOME WAS $76M; ADJUSTED EBIT WAS $145M, UP 27% VS. Q2 2021
DILUTED EPS WAS $0.12; ADJUSTED DILUTED EPS WAS $0.29, UP 26% VS. Q2 2021
REAFFIRMS ANNUAL GUIDANCE FOR REVENUE AND EPS, INCREASES QUARTERLY DIVIDEND BY 20%

SAN FRANCISCO (July 7, 2022) – Levi Strauss & Co. (NYSE: LEVI) today announced financial results for the second quarter ended May 29, 2022.
"Our second quarter results demonstrate the power of our strategy, which continues to support strong revenue growth and margin expansion," said Chip Bergh, president and chief executive officer of Levi Strauss & Co. "Our brands are resonating with consumers across geographies, channels and product categories. By continuing to advance our most impactful growth drivers - being brand-led, direct to consumer first and diversifying the portfolio, we are well-positioned to continue to drive growth and create significant value for all our stakeholders."
Financial Highlights for the Second-Quarter
•Reported net revenues of $1.5 billion up 15%, and up 20% on a constant-currency basis, versus Q2 2021 driven by growth across all business segments
◦Global Direct-to-Consumer reported net revenues up 16% versus Q2 2021 reflecting a 23% increase in company-operated stores
◦Global Wholesale reported net revenues up 15% versus Q2 2021
◦Net revenues through all digital channels represented approximately 20% of total second quarter net revenues, up 3% on top of 75% growth in the same quarter of the prior year
•Gross margin was 58.1%; Adjusted gross margin was 58.2%, flat from Q2 2021
•Operating margin was 5.2%; Adjusted EBIT margin was a Q2 record 9.9%, up from 9.0% in Q2 2021
•Net income was $50 million; Adjusted net income was $117 million, up from $93 million in Q2 2021
•Russia-Ukraine charges of $60 million ($0.15 per diluted share) related to the crisis, primarily full impairment of store assets, PP&E and goodwill
•Diluted EPS was $0.12; Adjusted diluted EPS was $0.29, up from $0.23 in Q2 2021
"We delivered another solid quarter, growing reported net revenues 15% and adjusted EBIT 27%, while returning $80 million in capital to shareholders," said Harmit Singh, chief financial officer of Levi Strauss & Co. "Although the operating environment remains dynamic, the diversity of our business is providing the resilience and flexibility needed to drive solid financial results in fiscal year 2022, while progressing us on our path to achieve net revenues of $9 to $10 billion and adjusted EBIT margin of 15% by fiscal year 2027."

Highlights include:

	Three Months Ended		Increase (Decrease) As Reported	Six Months Ended		Increase As Reported
($ millions, except per-share amounts)	May 29, 2022	May 30, 2021		May 29, 2022	May 30, 2021
Net revenues	$1,471	$1,276	15%	$3,063	$2,582	19%
Net income	$50	$65	(23)%	$246	$207	19%
Adjusted net income	$117	$93	25%	$306	$234	31%
Adjusted EBIT	$145	$115	27%	$383	$289	33%
Diluted earnings per share(1)	$0.12	$0.16	(4)¢	$0.61	$0.50	11¢
Adjusted diluted earnings per share(1)	$0.29	$0.23	6¢	$0.75	$0.57	18¢
(1) Note: per share increase compared to prior year displayed in cents

Second-Quarter 2022 Details:
•Net revenues of $1.5 billion increased 15% on a reported basis, and 20% on a constant-currency basis excluding $47 million in unfavorable currency impacts.
–DTC net revenues increased 16%, driven by company-operated stores. As a percentage of second quarter company net revenues, sales from DTC stores and e-commerce comprised 30% and 7%, respectively, for a total of 37%.
–Wholesale net revenues increased 15% reflecting strong demand for the Levi's® brand globally.
–The company’s global digital net revenues grew approximately 3% compared to the same period in the prior year and comprised approximately 20% of second quarter fiscal 2022 net revenues.
•Gross profit was $855 million, as compared to $750 million in the same quarter of the prior year. Gross margin was 58.1% of net revenues, as compared to 58.8% in the same quarter of the prior year. Adjusted gross margin, which excludes COVID-19 and acquisition-related charges, was 58.2%, flat compared to the same period in the prior year. Adjusted gross margin, as compared to the same prior year period, reflects the benefit of a higher proportion of sales in the DTC channel, lower promotions, a higher percentage of full price sales and price increases, which were offset by the impact of higher product and freight costs.
•Selling, general and administrative (SG&A) expenses were $779 million compared to $644 million in the same quarter of the prior year. This increase primarily reflects the full impairment of certain long-lived assets in Russia. Adjusted SG&A was $711 million compared to $628 million in the same quarter of the prior year. Adjusted SG&A leverage of 90 basis points was due to strong sales and continued control of SG&A expenses.
•Operating income of $76 million compared to $107 million in the same quarter of the prior year. The decrease reflects $60 million of charges related to the Russia-Ukraine crisis. Adjusted EBIT, excluding Russia-Ukraine, COVID and acquisition-related charges, was $145 million compared to $115 million in the same quarter of the prior year due to higher net revenues partially offset by increased investments to support growth.
•Net income was $50 million compared to $65 million in the same quarter of the prior year, primarily due to the decrease in operating income described above. Adjusted net income was $117 million compared to $93 million in the same quarter of the prior year. The increase is due to the increase in Adjusted EBIT and lower interest expense, partially offset by higher income taxes.
•The effective income tax rate was 36.1% for the second quarter, compared to (16.2)% in the same quarter of the prior year. The increase in the effective tax rate was primarily due to Russia-Ukraine charges, which had no tax benefit, unfavorably impacting our effective income tax rate by approximately 16 percentage points.
•Diluted earnings per share decreased to $0.12 compared to $0.16 in the same quarter of the prior year due to the $0.15 unfavorable impact of the Russia-Ukraine charges. Adjusted diluted earnings per share increased to $0.29 compared to $0.23 in the same quarter of the prior year. The increase is primarily due to increased adjusted net income offset by a $0.02 impact from currency translation.

Additional information regarding Adjusted gross margin, Adjusted SG&A, Adjusted EBIT, Adjusted EBIT margin, Adjusted net income, Adjusted diluted earnings per share, as well as amounts presented on a constant-currency basis, all of which are non-GAAP financial measures, is provided at the end of this press release.
Second-Quarter Segment Overview
Reported net revenues and operating income for the quarter are set forth in the table below:

	Net Revenues			Operating Income(1)
	Three Months Ended		% Increase	Three Months Ended		% Increase
($ millions)	May 29, 2022	May 30, 2021		May 29, 2022	May 30, 2021
Americas	$776	$661	17%	$159	$148	8%
Europe	$367	$355	3%	$67	$59	12%
Asia	$222	$192	16%	$19	$6	203%
Other Brands	$106	$68	56%	$4	$2	66%
(1) Segment operating income is equal to segment Adjusted EBIT.

•In the Americas, net revenues grew 17% on a reported basis and 17% on a constant-currency basis, driven by growth across both our wholesale and DTC channels. DTC net revenues increased 13% due to strength in company-operated mainline and outlet stores. Wholesale net revenues grew 19%, driven by the Levi’s® brand, particularly in the U.S. Net revenues through all digital channels grew 17% and represented 18% of the segment's sales in the quarter.
Operating income for the segment increased due to higher net revenues, partially offset by higher SG&A expenses as a percentage of net revenues.
•In Europe, net revenues grew 3% on a reported basis and 15% on a constant-currency basis. DTC net revenues increased 23%, driven by strength in company-operated outlet and mainline stores. Wholesale net revenues decreased 10% on a reported basis and were flat on a constant-currency basis. Net revenues through all digital channels declined 30% following over 100 percent growth in the same period last year and represented 23% of the segment's sales in the quarter.
Operating income for the segment increased due to higher net revenues and gross margins, partially offset by higher SG&A expenses as a percentage of net revenues.
•In Asia, net revenues increased 16% on a reported basis and 21% on a constant-currency basis. The increase in net revenues was driven by both our wholesale and DTC channels and most markets outside of China. DTC net revenues increased 2% driven by strength in our company-operated mainline stores. Wholesale net revenues increased 35% driven by growth across most markets. Net revenues through all digital channels grew 17% and represented 15% of the segment's sales in the quarter.
Operating income for the segment increased due to higher net revenues and lower SG&A expenses as a percentage of net revenues.
•For Other Brands, Dockers® and Beyond Yoga® combined, net revenues and operating income increased, reflecting growth across channels for the Dockers® brand, which was up 23%, and the acquisition of Beyond Yoga®, which had net revenues of approximately $23 million.
Year-to-date 2022 Results are included in the company's Quarterly Report on Form 10-Q for the quarter ended May 29, 2022.

Balance Sheet Review as of May 29, 2022
•Cash and cash equivalents were $602 million and short-term investments were $96 million, while total liquidity was approximately $1.5 billion.
•The company’s leverage ratio was 1.1 as compared to 2.0 at the end of the second quarter of fiscal 2021.
•Total inventories increased 29% compared to the end of the corresponding prior-year period, in line with the company's expectations, and the ongoing strategy to build core inventory to mitigate supply chain risk and capture consumer demand. In addition, inventory levels were lower than normal at the end of the second quarter last year due to the impact of global supply chain disruption.
Additional information regarding leverage ratio, which is a non-GAAP financial measure, is provided at the end of this press release.
Shareholder Returns
In the second quarter, the company returned approximately $80 million to shareholders, including:
•Dividends of $40 million, representing a dividend of $0.10 per share, up 64% from prior year
•Share repurchases of $40 million, reflecting two million shares retired
In June 2022, the Board of Directors approved a $750 million share repurchase program with no expiration date.
The company declared a dividend of $0.12 per share totaling approximately $48 million, payable in Cash on August 17, 2022 to the holders of record of Class A common stock and Class B common stock at the close of business on August 1, 2022.
Guidance
The company reaffirms expectations for fiscal 2022 and are as follows:
•Net revenues growth of 11% to 13% compared to FY 2021, between $6.4 billion and $6.5 billion.
•Adjusted diluted EPS of $1.50-to-$1.56.
The company plans to share additional details during its investor conference call. The company's outlook assumes no significant worsening of the COVID-19 pandemic, inflationary pressures or further currency impacts.
Investor Conference Call
To access the conference call, please pre-register on https://register.vevent.com/register/BI6d429c80e9c1464b8c9cfd0a839f8968. Registrants will receive confirmation with dial-in details.

A live webcast of the event can be accessed on https://edge.media-server.com/mmc/p/jej85fp6. A replay of the webcast will be available on http://investors.levistrauss.com starting approximately two hours after the event and archived on the site for one quarter.

Please see http://www.levistrauss.com/investors/earnings-webcast for a discussion and reconciliation of non- GAAP measures referenced on the investor conference call.

About Levi Strauss & Co.
Levi Strauss & Co. is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Dockers®, Signature by Levi Strauss & Co.™, Denizen® and Beyond Yoga® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 3,200 brand-dedicated stores and shop-in-shops. Levi Strauss & Co.'s reported 2021 net revenues were $5.8 billion. For more information, go to http://levistrauss.com, and for company news and announcements go to http://investors.levistrauss.com.
Forward Looking Statements
This press release and related conference call contain, in addition to historical information, forward-looking statements, including statements related to: the continued impact of the COVID-19 pandemic on the company’s business; future financial results, including revenues, adjusted EBIT margins, return on invested capital levels, adjusted gross margins, adjusted SG&A, tax rate, and adjusted diluted EPS; capital expenditures; pricing initiatives; new store openings; inflationary pressures; global economic conditions; investments in high growth initiatives; future dividend payments; future share repurchases; future shareholder return; and efforts to diversify product categories, distribution channels and geographies, and the related revenue projections. The company has based these forward-looking statements on its current assumptions, expectations and projections about future events. Words such as, but not limited to, “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in the company's filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for fiscal year 2021 and its Quarterly Report on Form 10-Q for the quarter ended May 29, 2022, especially in the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release and related conference call may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this press release and related conference call. The company is not under any obligation and does not intend to update or revise any of the forward-looking statements contained in this press release and related conference call to reflect circumstances existing after the date of this press release and related conference call or to reflect the occurrence of future events, even if such circumstances or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
Non-GAAP Financial Measures
The company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP) and the rules of the SEC. To supplement its financial statements prepared and presented in accordance with GAAP, the company uses certain non-GAAP financial measures, such as Adjusted gross profit, Adjusted gross margin, Adjusted SG&A, Adjusted EBIT (both reported and on a constant-currency basis), Adjusted EBIT margin (both reported and on a constant-currency basis), Adjusted net income (both reported and on a constant-currency basis), Adjusted diluted earnings per share (both reported and on a constant-currency basis), constant-currency net revenues, net debt, leverage ratio, Adjusted free cash flow and return on invested capital to provide investors with additional useful information about its financial performance, to enhance the overall understanding of its past performance and future prospects and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the company's core financial performance over multiple periods with other companies in its industry. The tables found below present

Adjusted gross profit, Adjusted gross margin, Adjusted SG&A, Adjusted EBIT (both reported and on a constant-currency basis), Adjusted EBIT margin (both reported and on a constant-currency basis), Adjusted net income (both reported and on a constant-currency basis), Adjusted net income margin (both reported and on a constant-currency basis), Adjusted diluted earnings per share (both reported and on a constant-currency basis), constant-currency net revenues, net debt, leverage ratio, Adjusted free cash flow, and return on invested capital, and corresponding reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. Certain items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company’s financial position, results of operations and cash flows and should therefore be considered in assessing the company’s actual financial condition and performance. Non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgment by management in determining how they are formulated. Some specific limitations include but are not limited to, the fact that such non-GAAP financial measures: (a) do not reflect cash outlays for capital expenditures, contractual commitments or liabilities including pension obligations, post-retirement health benefit obligations and income tax liabilities; (b) do not reflect changes in, or cash requirements for, working capital requirements; and (c) do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP. The company urges investors to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate its business. See “RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES” below for reconciliation to the most comparable GAAP financial measures. A reconciliation of non-GAAP forward looking information to the corresponding GAAP measures cannot be provided without unreasonable efforts due to the challenge in quantifying various items including but not limited to, the effects of foreign currency fluctuations, taxes, and any future restructuring, restructuring-related, severance and other charges.
Constant-currency
The company reports certain operating results on a constant-currency basis in order to facilitate period-to-period comparisons of its results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refers to the exchange rates used to translate the company's operating results for all countries where the functional currency is not the U.S. Dollar into U.S. Dollars. Because the company is a global company, foreign currency exchange rates used for translation may have a significant effect on its reported results. In general, the company's financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar as compared to the foreign currencies in which it conducts its business. References to operating results on a constant-currency basis mean operating results without the impact of foreign currency exchange rate fluctuations.
The company believes disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of its results by increasing the transparency of the underlying performance by excluding the impact of fluctuating foreign currency exchange rates. However, constant-currency results are non-GAAP financial measures and are not meant to be considered as an alternative or substitute for comparable measures prepared in accordance with GAAP. Constant-currency results have no standardized meaning prescribed by GAAP, are not prepared under any comprehensive set of accounting rules or principles and should be read in conjunction with the company's consolidated financial statements prepared in accordance with GAAP. Constant-currency results have limitations in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

The company calculates constant-currency amounts by translating local currency amounts in the prior-year period at actual foreign exchange rates for the current period. Constant-currency results do not eliminate the transaction currency impact, which primarily include the realized and unrealized gains and losses recognized from the measurement and remeasurement of purchases and sales of products in a currency other than the functional currency. Additionally, gross margin is impacted by gains and losses related to the procurement of inventory, primarily products sourced in EUR and USD, by the company's global sourcing organization on behalf of its foreign subsidiaries.
Source: Levi Strauss & Co. Investor Relations
# # #

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	May 29, 2022	November 28, 2021

	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$601,870	$810,266
Short-term investments in marketable securities	96,396	91,550
Trade receivables, net	609,180	707,625
Inventories	1,112,835	897,950
Other current assets	222,081	202,510
Total current assets	2,642,362	2,709,901
Property, plant and equipment, net	513,776	502,562
Goodwill	368,162	386,880
Other intangible assets, net	289,176	291,332
Deferred tax assets, net	556,120	573,114
Operating lease right-of-use assets, net	1,019,524	1,103,705
Other non-current assets	348,637	332,575
Total assets	$5,737,757	$5,900,069

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	558,665	524,838
Accrued salaries, wages and employee benefits	221,815	274,700
Accrued sales returns and allowances	188,467	209,364
Short-term operating lease liabilities	243,841	245,369
Other accrued liabilities	517,826	615,347
Total current liabilities	1,730,614	1,869,618
Long-term debt	998,484	1,020,700
Postretirement medical benefits	47,033	51,439
Pension liabilities	151,105	155,218
Long-term employee related benefits	104,802	108,544
Long-term operating lease liabilities	925,049	969,482
Other long-term liabilities	52,338	59,407
Total liabilities	4,009,425	4,234,408

Commitments and contingencies

Stockholders’ Equity:
Common stock — $0.001 par value; 1,200,000,000 Class A shares authorized, 98,326,863 shares and 97,567,627 shares issued and outstanding as of May 29, 2022 and November 28, 2021, respectively; and 422,000,000 Class B shares authorized, 298,351,504 shares and 302,209,813 shares issued and outstanding, as of May 29, 2022 and November 28, 2021, respectively	397	400
Additional paid-in capital	592,827	584,774
Accumulated other comprehensive loss	(394,182)	(394,387)
Retained earnings	1,529,290	1,474,874
Total stockholders’ equity	1,728,332	1,665,661
Total liabilities and stockholders’ equity	$5,737,757	$5,900,069

The notes accompanying the consolidated financial statements in the company's Form 10-Q for the second quarter of fiscal 2022 are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	May 29, 2022	May 30, 2021	May 29, 2022	May 30, 2021

	(Dollars in thousands, except per share amounts) (Unaudited)
Net revenues	$1,471,149	$1,275,971	$3,062,711	$2,581,573
Cost of goods sold	616,126	525,770	1,264,080	1,071,343
Gross profit	855,023	750,201	1,798,631	1,510,230
Selling, general and administrative expenses	778,857	643,746	1,488,233	1,226,652
Operating income	76,166	106,455	310,398	283,578
Interest expense	(4,360)	(19,933)	(8,608)	(43,243)
Loss on early extinguishment of debt	—	(30,108)	—	(30,338)
Other income (expense), net	6,004	(715)	21,901	373
Income before income taxes	77,810	55,699	323,691	210,370
Income tax expense (benefit)	28,068	(9,020)	78,106	3,147
Net income	$49,742	$64,719	$245,585	$207,223
Earnings per common share attributable to common stockholders:
Basic	$0.13	$0.16	$0.62	$0.52
Diluted	$0.12	$0.16	$0.61	$0.50
Weighted-average common shares outstanding:
Basic	397,882,576	401,964,569	398,650,665	400,771,248
Diluted	403,782,416	412,102,841	405,852,351	410,644,463

The notes accompanying the consolidated financial statements in the company's Form 10-Q for the second quarter of fiscal 2022 are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended		Six Months Ended
	May 29, 2022	May 30, 2021	May 29, 2022	May 30, 2021

	(Dollars in thousands) (Unaudited)
Net income	$49,742	$64,719	$245,585	$207,223
Other comprehensive income (loss), before related income taxes:
Pension and postretirement benefits	2,041	2,743	4,226	5,681
Derivative instruments	34,030	4,579	29,862	(12,736)
Foreign currency translation (losses) gains	(14,049)	4,418	(25,138)	15,359
Unrealized (losses) gains on marketable securities	(4,415)	4,034	(10,409)	4,435
Total other comprehensive income (loss), before related income taxes	17,607	15,774	(1,459)	12,739
Income tax (benefit) expense related to items of other comprehensive income (loss)	(415)	(3,987)	1,664	(2,784)
Comprehensive income, net of income taxes	$66,934	$76,506	$245,790	$217,178

The notes accompanying the consolidated financial statements in the company's Form 10-Q for the second quarter of fiscal 2022 are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Three Months Ended May 29, 2022
	Class A & Class B Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders' Equity

	(Dollars in thousands) (Unaudited)
Balance at February 27, 2022	$399	$575,310	$1,559,254	$(411,374)	$1,723,589
Net income	—	—	49,742	—	49,742
Other comprehensive loss, net of tax	—	—	—	17,192	17,192
Stock-based compensation and dividends, net	—	16,653	—	—	16,653
Employee stock purchase plan	—	2,200	—	—	2,200
Repurchase of common stock	(2)	—	(40,038)	—	(40,040)
Tax withholdings on equity awards	—	(1,336)	—	—	(1,336)
Cash dividends declared ($0.10 per share)	—	—	(39,668)	—	(39,668)
Balance at May 29, 2022	$397	$592,827	$1,529,290	$(394,182)	$1,728,332

	Six Months Ended May 29, 2022
	Class A & Class B Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders' Equity

	(Dollars in thousands) (Unaudited)
Balance at November 28, 2021	$400	$584,774	$1,474,874	$(394,387)	$1,665,661
Net income	—	—	245,585	—	245,585
Other comprehensive loss, net of tax	—	—	—	205	205
Stock-based compensation and dividends, net	2	30,741	—	—	30,743
Employee stock purchase plan	—	4,473	—	—	4,473
Repurchase of common stock	(5)	—	(111,637)	—	(111,642)
Tax withholdings on equity awards	—	(27,161)	—	—	(27,161)
Cash dividends declared ($0.20 per share)	—	—	(79,532)	—	(79,532)
Balance at May 29, 2022	$397	$592,827	$1,529,290	$(394,182)	$1,728,332

	Three Months Ended May 30, 2021
	Class A & Class B Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders' Equity

	(Dollars in thousands) (Unaudited)
Balance at February 28, 2021	$400	$609,068	$1,240,792	$(443,276)	$1,406,984
Net Income	—	—	64,719	—	64,719
Other comprehensive loss, net of tax	—	—	—	11,787	11,787
Stock-based compensation and dividends, net	2	23,384	—	—	23,386
Employee stock purchase plan	—	1,792	—	—	1,792
Tax withholdings on equity awards	—	(50,542)	—	—	(50,542)
Cash dividends declared ($0.06 per share)	—	—	(24,104)	—	(24,104)
Balance at May 30, 2021	$402	$583,702	$1,281,407	$(431,489)	$1,434,022

	Six Months Ended May 30, 2021
	Class A & Class B Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders' Equity

	(Dollars in thousands) (Unaudited)
Balance at November 29, 2020	$398	$626,243	$1,114,280	$(441,446)	$1,299,475
Net Income	—	—	207,223	—	207,223
Other comprehensive loss, net of tax	—	—	—	9,957	9,957
Stock-based compensation and dividends, net	4	30,098	—	—	30,102
Employee stock purchase plan	—	3,721	—	—	3,721
Tax withholdings on equity awards	—	(76,360)	—	—	(76,360)
Cash dividends declared ($0.10 per share)	—	—	(40,096)	—	(40,096)
Balance at May 30, 2021	$402	$583,702	$1,281,407	$(431,489)	$1,434,022

The notes accompanying the consolidated financial statements in the company's Form 10-Q for the second quarter of fiscal 2022 are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	May 29, 2022	May 30, 2021

	(Dollars in thousands) (Unaudited)
Cash Flows from Operating Activities:
Net income	$245,585	$207,223
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	77,740	69,926
Property, plant, equipment, right-of-use asset, and goodwill impairments	54,733	5,147
Loss on early extinguishment of debt	—	30,338
Stock-based compensation	30,743	30,102
Provision for (benefit from) deferred income taxes	17,435	(46,857)
Other, net	9,847	9,392
Net change in operating assets and liabilities	(290,201)	(57,253)
Net cash provided by operating activities	145,882	248,018
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(120,507)	(67,501)
Payments on settlement of forward foreign exchange contracts not designated for hedge accounting	(9,089)	(4,349)
Payments to acquire short-term investments	(44,589)	(55,124)
Proceeds from sale, maturity and collection of short-term investments	39,027	56,530
Net cash used for investing activities	(135,158)	(70,444)
Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt, net of issuance costs	—	489,554
Repayments of long-term debt including debt extinguishment costs	—	(820,000)
Other short-term borrowings, net	213	(8,502)
Repurchase of common stock	(114,232)	—
Tax withholdings on equity awards	(27,161)	(76,360)
Dividend to stockholders	(79,532)	(40,097)
Other financing activities, net	3,563	2,267
Net cash used for financing activities	(217,149)	(453,138)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1,939)	2,500
Net decrease in cash and cash equivalents and restricted cash	(208,364)	(273,064)
Beginning cash and cash equivalents, and restricted cash	810,580	1,497,648
Ending cash and cash equivalents, and restricted cash	602,216	1,224,584
Less: Ending restricted cash	(346)	(504)
Ending cash and cash equivalents	$601,870	$1,224,080

Noncash Investing and Financing Activity:
Property, plant and equipment acquired and not yet paid at end of period	$47,211	$29,579
Supplemental disclosure of cash flow information:
Cash paid for interest during the period	$18,947	$29,926
Cash paid for income taxes during the period, net of refunds	56,776	30,750

The notes accompanying the consolidated financial statements in the company's Form 10-Q for the second quarter of fiscal 2022 are an integral part of these consolidated financial statements.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE SECOND QUARTER OF 2022
The following information relates to non-GAAP financial measures and should be read in conjunction with the investor call held on July 7, 2022, discussing the company’s financial condition and results of operations as of and for the quarter ended May 29, 2022. Adjusted gross profit, Adjusted gross margin, Adjusted SG&A, Adjusted EBIT, Adjusted EBIT margin, Adjusted net income, Adjusted diluted earnings per share, net debt, Adjusted free cash flow, constant-currency net revenues, constant-currency Adjusted EBIT and leverage ratio are not financial measures prepared in accordance with GAAP. As used in this press release: (1) Adjusted gross profit, represents gross profit excluding COVID-19 related inventory costs and acquisition related charges and Adjusted gross margin, represents Adjusted gross profit as a percentage of net revenues; (2) Adjusted SG&A represents SG&A less charges related to changes in fair value on cash-settled stock-based compensation, COVID-19 related charges, acquisition and integration related charges, impairment charges, and restructuring and restructuring related charges, severance and other, net; (3) Adjusted EBIT represents net income excluding income tax expense (benefit), interest expense, other (income) expense, net, loss on early extinguishment of debt, impact of changes in fair value on cash-settled stock-based compensation, COVID-19 related inventory costs and other charges, acquisition and integration related charges, impairment charges, and restructuring and restructuring related charges, severance and other, net, and Adjusted EBIT margin as Adjusted EBIT as a percentage of net revenues; (4) Adjusted EBITDA represents Adjusted EBIT excluding depreciation and amortization expense; (5) Adjusted net income represents net income excluding charges related to the impact of changes in fair value on cash-settled stock-based compensation, loss on early extinguishment of debt, COVID-19 related inventory costs and other charges, net with a COVID-19 government subsidy gain, acquisition and integration related charges, impairment charges, and restructuring and restructuring related charges, severance and other, net, and tax impact of adjustments and Adjusted net income margin as Adjusted net income as a percentage of net revenues; (6) Adjusted diluted earnings per share represents Adjusted net income per weighted-average number of diluted common shares; (7) net debt represents total debt, excluding finance leases, less cash and cash equivalents and short-term investments in marketable securities; (8) leverage ratio represents total debt, excluding finance leases, divided by the last twelve months of Adjusted EBITDA; (9) Adjusted free cash flow represents cash from operating activities less purchases of property, plant and equipment; (10) return on invested capital represents the trailing four quarters of earnings before interest and after taxes (Adjusted net income plus interest expense and income tax expense less an income tax adjustment) divided by the average trailing five quarters of total invested capital (total debt plus shareholders' equity less cash and short-term investments); (11) constant-currency net revenues represents net revenues without the impact of foreign currency exchange rate fluctuations; (12) constant-currency Adjusted EBIT represents Adjusted EBIT without the impact of foreign currency exchange rate fluctuations; (13) constant-currency Adjusted net income represents Adjusted net income without the impact of foreign currency exchange rate fluctuations; and (14) constant-currency Adjusted diluted earnings per share represents Adjusted diluted earnings per share without the impact of foreign currency exchange rate fluctuations.

Adjusted Gross Profit:

	Three Months Ended		Six Months Ended
	May 29, 2022	May 30, 2021	May 29, 2022	May 30, 2021

	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Gross profit	$855.0	$750.2	$1,798.6	$1,510.2

Non-GAAP measure:
Gross profit	$855.0	$750.2	$1,798.6	$1,510.2
COVID-19 related inventory costs(1)	1.4	(7.2)	1.4	(14.4)
Acquisition related charges(2)	—	—	2.0	—
Adjusted gross profit	$856.4	$743.0	$1,802.0	$1,495.8
Adjusted gross margin	58.2%	58.2%	58.8%	57.9%
_____________
(1)For the three-month and six-month periods ended May 30, 2021, the reductions in COVID-19 related inventory charges is primarily related to reductions in our estimate of adverse fabric purchase commitments, initially recorded in the second quarter of 2020.
(2)Acquisition related charges include the inventory markup above historical carrying value associated with the Beyond Yoga acquisition.

Adjusted SG&A:

	Three Months Ended		Six Months Ended
	May 29, 2022	May 30, 2021	May 29, 2022	May 30, 2021

	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Selling, general and administrative expenses	$778.8	$643.7	$1,488.2	$1,226.6

Non-GAAP measure:
Selling, general and administrative expenses	$778.8	$643.7	$1,488.2	$1,226.6
Impact of changes in fair value on cash-settled stock-based compensation	—	(1.6)	(0.6)	(2.5)
COVID-19 related charges(1)	(3.9)	10.0	(3.9)	6.9
Acquisition and integration related charges	(1.1)	—	(3.1)	—
Impairment charges(2)	(51.1)	—	(51.1)	—
Restructuring and restructuring related charges, severance and other, net(3)	(11.7)	(23.7)	(10.7)	(23.8)
Adjusted SG&A	$711.0	$628.4	$1,418.8	$1,207.2
_____________
(1)For the three-month and six-month periods ended May 30, 2021, the net reduction in COVID-19 related charges is primarily reductions in allowances related to customer receivables.
(2)For the three-month and six-month periods ended May 29, 2022, impairment charges include $4.1 million of property, plant and equipment, $11.6 million of goodwill and $35.4 million of certain store right-of-use assets related to the Russia-Ukraine crisis.
(3)For the three-month and six-month periods ended May 29, 2022, restructuring and restructuring related charges, severance and other, net includes $9.3 million of charges related to the Russia-Ukraine crisis. Other, net includes transaction and deal related costs.

Adjusted EBIT and Adjusted EBITDA:

	Three Months Ended		Six Months Ended		Twelve Months Ended
	May 29, 2022	May 30, 2021	May 29, 2022	May 30, 2021	May 29, 2022	May 30, 2021

	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Net income	$49.7	$64.7	$245.6	$207.2	$591.9	$291.0

Non-GAAP measure:
Net income	$49.7	$64.7	$245.6	$207.2	$591.9	$291.0
Income tax expense (benefit)	28.1	(9.0)	78.1	3.2	101.6	23.1
Interest expense	4.4	19.9	8.6	43.2	38.3	97.5
Other (income) expense, net	(6.0)	0.8	(21.9)	(0.3)	(25.0)	26.1
Loss on early extinguishment of debt	—	30.1	—	30.3	6.2	30.3
Impact of changes in fair value on cash-settled stock-based compensation(1)	—	1.6	0.6	2.5	2.3	5.4
COVID-19 related inventory costs and other charges(2)	5.3	(17.2)	5.3	(21.3)	16.9	(36.3)
Acquisition and integration related charges(3)	1.1	—	5.1	—	12.8	—
Impairment charges(4)	51.1	—	51.1	—	51.1	—
Restructuring and restructuring related charges, severance and other, net(5)	11.7	23.7	10.7	23.8	11.4	49.2
Adjusted EBIT	$145.4	$114.6	$383.2	$288.6	$807.5	$486.3
Depreciation and amortization(6)	37.6	34.4	75.5	69.7	147.8	137.9
Adjusted EBITDA	$183.0	$149.0	$458.7	$358.3	$955.3	$624.2
Adjusted EBIT margin	9.9%	9.0%	12.5%	11.2%
_____________
(1)Includes the impact of changes in fair value of Class B common stock following the grant date on awards that were granted as cash-settled and subsequently replaced with stock-settled awards concurrent with the IPO.
(2)For the three-month and six-month periods ended May 30, 2021, the net reduction in COVID-19 related inventory costs and other charges mainly represents reductions in COVID-19 related inventory charges, as a result of reductions in our estimate of adverse fabric purchase commitments, the recoveries of receivables previously estimated to be not collectible, partially offset by incremental impairment costs in response to the global pandemic.
(3)Acquisition and integration related charges includes the inventory markup above historical carrying value, as well as SG&A expenses associated with the Beyond Yoga acquisition.
(4)For the three-month and six-month periods ended May 29, 2022, impairment charges include $4.1 million of property, plant and equipment, $11.6 million of goodwill and $35.4 million of certain store right-of-use assets as a result of the Russia-Ukraine crisis.
(5)For the three-month and six-month periods ended May 29, 2022, restructuring and restructuring related charges, severance and other, net includes $9.3 million of charges related to the Russia-Ukraine crisis. Other, net includes transaction and deal related costs.
(6)Depreciation and amortization amount net of amortization included in Restructuring and restructuring related charges, severance and other, net.

Adjusted Net Income and Adjusted Diluted Earnings per Share:

	Three Months Ended		Six Months Ended		Twelve Months Ended
	May 29, 2022	May 30, 2021	May 29, 2022	May 30, 2021	May 29, 2022	May 30, 2021

	(Dollars in millions, except per share amounts)
	(Unaudited)
Most comparable GAAP measure:
Net income	$49.7	$64.7	$245.6	$207.2	$591.9	$291.0

Non-GAAP measure:
Net income	$49.7	$64.7	$245.6	$207.2	$591.9	$291.0
Impact of changes in fair value on cash-settled stock-based compensation(1)	—	1.6	0.6	2.5	2.3	5.4
Loss on early extinguishment of debt	—	30.1	—	30.3	6.2	30.3
COVID-19 related inventory costs and other charges, net(2)	5.3	(17.2)	(7.2)	(21.3)	4.4	(36.3)
Acquisition and integration related costs(3)	1.1	—	5.1	—	12.8	—
Impairment charges(4)	51.1	—	51.1	—	51.1	—
Restructuring and restructuring related charges, severance and other, net(5)	11.7	23.7	10.7	23.8	11.4	49.2
Pension settlement losses	—	—	—	—	—	14.7
Tax impact of adjustments(6)	(2.2)	(9.5)	—	(8.8)	(7.0)	(7.9)
Adjusted net income	$116.7	$93.4	$305.9	$233.7	$673.1	$346.4

Adjusted net income margin	7.9%	7.3%	10.0%	9.1%
Adjusted diluted earnings per share	$0.29	$0.23	$0.75	$0.57
_____________
(1)Includes the impact of changes in fair value of Class B common stock following the grant date on awards that were granted as cash-settled and subsequently replaced with stock-settled awards concurrent with the IPO.
(2)For the three-month and six-month periods ended May 29, 2022, the net reduction primarily reflects a payment received from the German government as reimbursement for COVID-19 losses incurred in prior years.
For the three-month and six-month periods ended May 30, 2021, the net reduction in COVID-19 related inventory costs and other charges recognized mainly represents reductions in COVID-19 related inventory charges, as a result of reductions in our estimate of adverse fabric purchase commitments, the recoveries of receivables previously estimated to be not collectible, partially offset by incremental impairment costs in response to the global pandemic.
(3)Acquisition and integration related charges includes the inventory markup above historical carrying value, as well as SG&A expenses associated with the Beyond Yoga acquisition.
(4)For the three-month and six-month periods ended May 29, 2022, impairment charges include $4.1 million of property, plant and equipment, $11.6 million of goodwill and $35.4 million of certain store right-of-use assets as a result of the Russia-Ukraine crisis.
(5)For the three-month and six-month periods ended May 29, 2022, restructuring and restructuring related charges, severance and other, net includes $9.3 million of charges related to the Russia-Ukraine crisis. Other charges included are transaction and deal related costs.
(6)Tax impact calculated using the annual effective tax rate, excluding discrete costs and benefits. Charges associated with the Russia-Ukraine crisis are non-deductible and therefore have not been tax effected.

Net Debt and Leverage Ratio:

	May 29, 2022	November 28, 2021

	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Total debt, excluding finance leases	$1,004.4	$1,026.6

Non-GAAP measure:
Total debt, excluding finance leases	$1,004.4	$1,026.6
Cash and cash equivalents	(601.9)	(810.3)
Short-term investments in marketable securities	(96.4)	(91.5)
Net debt	$306.1	$124.8

	May 29, 2022	May 30, 2021

	(Dollars in millions)
	(Unaudited)
Total debt, excluding finance leases	$1,004.4	$1,273.1
Last Twelve Months Adjusted EBITDA(1)	$955.3	$624.2
Leverage ratio	1.1	2.0
_____________
(1)Last Twelve Months Adjusted EBITDA is reconciled from net income which is the most comparable GAAP measure. Refer to Adjusted EBIT and Adjusted EBITDA table for more information.

Adjusted Free Cash Flow:
Previously, we defined Adjusted free cash flow, a non-GAAP financial measure, as net cash flow from operating activities less purchases of property, plant and equipment, plus proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting, less repurchases of common stock, tax withholdings on equity award exercises, and cash dividends to stockholders. Effective with the second quarter of 2022, the definition of Adjusted free cash flow is revised to include net cash flow from operating activities less purchases of property, plant and equipment. We believe this is a more representative measure of our free cash flow, assists in the comparability of results, and is consistent with how management reviews performance. The table below includes the recast of prior period results. Additionally, we will provide updated non-GAAP reconciliations under this revised definition in future reports for the relevant prior year periods.

	Three Months Ended		Six Months Ended
	May 29, 2022	May 30, 2021	May 29, 2022	May 30, 2021

	(Dollars in millions)		(Dollars in millions)
	(Unaudited)		(Unaudited)
Most comparable GAAP measure:
Net cash provided by operating activities	$59.8	$178.5	$145.9	$248.0
Net cash used for investing activities	(57.0)	(35.5)	(135.2)	(70.4)
Net cash used for financing activities	(77.7)	(892.8)	(217.1)	(453.1)

Non-GAAP measure:
Net cash provided by operating activities	$59.8	$178.5	$145.9	$248.0
Purchases of property, plant and equipment	(46.9)	(30.5)	(120.5)	(67.5)
Adjusted free cash flow	$12.9	$148.0	$25.4	$180.5

Return on Invested Capital:
We define Return on invested capital ("ROIC") as the trailing four quarters of Adjusted net income before interest and after taxes divided by the average trailing five quarters of total invested capital. We define earnings before interest and after taxes as Adjusted net income plus interest expense and income tax expense less an income tax adjustment. We define total invested capital as total debt plus shareholders' equity less cash and short-term investments. We believe ROIC is useful to investors as it quantifies how efficiently we generated operating income relative to the capital we have invested in the business.
Our calculation of ROIC is considered a non-GAAP financial measure because we calculate ROIC using the non-GAAP metric Adjusted net income. Although ROIC is a standard financial metric, numerous methods exist for calculating a company's ROIC. As a result, the method we use to calculate our ROIC may differ from the methods used by other companies. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP.
The table below sets forth the calculation of ROIC for each of the periods presented.

	Trailing Four Quarters
	May 29, 2022	May 30, 2021

	(Dollars in millions)
Net income	$591.9	$291.0

Numerator
Adjusted net income(1)	$673.1	$346.4
Interest expense	38.3	97.5
Income tax expense	101.6	23.1
Adjusted net income before interest and taxes	813.0	467.0
Income tax adjustment(2)	(118.1)	(31.2)
Adjusted net income before interest and after taxes	$694.9	$435.8
_____________
(1)    Adjusted net income is reconciled from net income which is the most comparable GAAP measure. Refer to Adjusted Net Income table for more information.
(2) Tax impact calculated using the trailing four quarters effective tax rate, excluding discrete costs and benefits.

	Average Trailing Five Quarters
	May 29, 2022	May 30, 2021

	(Dollars in millions)
Denominator
Total debt, including operating lease liabilities	$2,298.5	$2,739.3
Shareholders' equity	1,632.3	1,299.4
Cash and Short-term investments	(1,033.6)	(1,586.0)
Total invested Capital	$2,897.2	$2,452.7

Net income to Total invested capital	20.4%	11.9%
Return on Invested Capital	24.0%	17.8%

Constant-Currency:
We calculate constant-currency amounts by translating local currency amounts in the comparison period at actual foreign exchange rates for the current period.
The table below sets forth the calculation of net revenues for each of our operating segments on a constant-currency basis for the prior-year comparison periods applicable to the three-month and six-month periods ended May 29, 2022:

	Three Months Ended			Six Months Ended
	May 29, 2022	May 30, 2021	% Increase	May 29, 2022	May 30, 2021	% Increase

	(Dollars in millions)
	(Unaudited)
Total net revenues
As reported	$1,471.1	$1,276.0	15.3%	$3,062.7	$2,581.6	18.6%
Impact of foreign currency exchange rates	—	(47.3)	*	—	(85.6)	*
Constant-currency net revenues	$1,471.1	$1,228.7	19.7%	$3,062.7	$2,496.0	22.7%

Americas
As reported	$776.1	$661.4	17.3%	$1,541.9	$1,267.6	21.6%
Impact of foreign currency exchange rates	—	(0.6)	*	—	(3.1)	*
Constant-currency net revenues - Americas	$776.1	$660.8	17.4%	$1,541.9	$1,264.5	21.9%

Europe
As reported	$367.1	$354.9	3.4%	$836.5	$771.6	8.4%
Impact of foreign currency exchange rates	—	(36.1)	*	—	(64.0)	*
Constant-currency net revenues - Europe	$367.1	$318.8	15.1%	$836.5	$707.6	18.2%

Asia
As reported	$221.8	$191.8	15.6%	$480.3	$424.7	13.1%
Impact of foreign currency exchange rates	—	(8.5)	*	—	(14.2)	*
Constant-currency net revenues - Asia	$221.8	$183.3	21.0%	$480.3	$410.5	17.0%

Other Brands
As reported	$106.1	$67.9	56.3%	$204.0	$117.7	73.3%
Impact of foreign currency exchange rates	—	(2.1)	*	—	(4.3)	*
Constant-currency net revenues - Other Brands	$106.1	$65.8	61.3%	$204.0	$113.4	79.9%
___________
* Not meaningful

Constant-Currency Adjusted EBIT:

	Three Months Ended			Six Months Ended
	May 29, 2022	May 30, 2021	% Increase	May 29, 2022	May 30, 2021	% Increase

	(Dollars in millions)
	(Unaudited)
Adjusted EBIT(1)	$145.4	$114.6	26.9%	$383.2	$288.6	32.8%
Impact of foreign currency exchange rates	—	(8.2)	*	—	(18.0)	*
Constant-currency Adjusted EBIT	$145.4	$106.4	36.7%	$383.2	$270.6	41.6%
Constant-currency Adjusted EBIT margin(2)	9.9%	8.7%		12.5%	10.8%
_____________
(1)Adjusted EBIT is reconciled from net income which is the most comparable GAAP measure. Refer to Adjusted EBIT and Adjusted EBITDA table for more information.
(2)We define constant-currency Adjusted EBIT margin as constant-currency Adjusted EBIT as a percentage of constant-currency net revenues.
* Not meaningful

Constant-Currency Adjusted Net Income and Adjusted Diluted Earnings per Share:

	Three Months Ended			Six Months Ended
	May 29, 2022	May 30, 2021	% Increase	May 29, 2022	May 30, 2021	% Increase

	(Dollars in millions, except per share amounts)
	(Unaudited)
Adjusted net income (1)	$116.7	$93.4	24.9%	$305.9	$233.7	30.9%
Impact of foreign currency exchange rates	—	(7.9)	*	—	(16.0)	*
Constant-currency Adjusted net income	$116.7	$85.5	36.5%	$305.9	$217.7	40.5%
Constant-currency Adjusted net income margin(2)	7.9%	7.0%		10.0%	8.7%

Adjusted diluted earnings per share	$0.29	$0.23	26.1%	$0.75	$0.57	31.6%
Impact of foreign currency exchange rates	—	(0.02)	*	—	(0.04)	*
Constant-currency Adjusted diluted earnings per share	$0.29	$0.21	38.1%	$0.75	$0.53	41.5%
_____________
(1)Adjusted net income is reconciled from net income which is the most comparable GAAP measure. Refer to Adjusted net income table for more information.
(2)We define constant-currency Adjusted net income margin as constant-currency Adjusted net income as a percentage of constant-currency net revenues.
* Not meaningful